FOR IMMEDIATE RELEASE

SUNOPTA ANNOUNCES THIRD QUARTER FISCAL 2020 FINANCIAL RESULTS

Adjusted EBITDA more than doubled YOY for the fourth consecutive quarter

Revenue increased 6.4%, with growth across each segment

13.3% gross margin, YOY improvement for the fourth quarter in a row, with each segment delivering expanded margins

Toronto, October 29, 2020 - SunOpta Inc. ("SunOpta" or the "Company") (Nasdaq:STKL) (TSX:SOY), a leading global company focused on plant-based foods and beverages, fruit-based foods and beverages, and organic ingredient sourcing and production, today announced financial results for the third quarter ended September 26, 2020.

All amounts are expressed in U.S. dollars and results are reported in accordance with U.S. GAAP, except where specifically noted.

Third Quarter 2020 Highlights:

  Revenues of $315.0 million for the third quarter of 2020, compared to $295.9 million in the third quarter of 2019, an increase of 6.4%. Adjusted for foreign exchange and commodity prices, revenues grew by 5.4%.

  Gross margin increased 440 basis points to 13.3% from 8.9% in the prior year.

  Earnings attributable to common shareholders was a loss of $2.8 million or $0.03 per diluted common share in the third quarter of 2020, compared to a loss of $13.8 million or $0.16 per diluted common share in the third quarter of 2019.

  Adjusted EBITDA¹ of $22.8 million, or 7.2% of revenues for the third quarter of 2020, versus $9.9 million or 3.4% of revenues in the third quarter of 2019.

"A 6.4% increase in revenue combined with our best gross margin percentage in over eight years, produced a 129% gain in adjusted EBITDA versus the prior year.  We are proud of the fact that we have doubled adjusted EBITDA four quarters in a row.  With this accomplishment as a backdrop, and the momentum we feel we have going forward, we believe it is safe to say that SunOpta is no longer a turnaround story, we are quite simply a sustainable growth story.  We are having a great year. For three consecutive quarters, all three of our business segments have delivered topline growth and margin expansion, led once again by the very strong performance of our plant-based business unit. The execution of our plan is showing in our results, and we are investing for future growth to ensure consistent, sustainable results," said Joe Ennen, Chief Executive Officer of SunOpta. "Consumer demand in our core categories continues to be impressive.  Our focus and investment in plant-based foods continues to be a source of strength and recent investments that come on-line during the fourth quarter set us up for continued strong growth over the coming years. With a strong pipeline of new business opportunities, strong consumer demand and a continued focus on execution, we are confident in our ability to continue to drive growth and shareholder value."

Third Quarter 2020 Results

Revenues for the third quarter of 2020 were $315.0 million, an increase of 6.4% compared to $295.9 million in the third quarter of 2019. Excluding the impact of changes in commodity-related pricing and foreign exchange rates, revenues in the third quarter of 2020 increased by 5.4% compared with the third quarter of 2019.

The Global Ingredients segment generated revenues of $123.3 million, an increase of 8.8% compared to $113.4 million in the third quarter of 2019. Excluding the impact of changes in commodity-related pricing and foreign exchange rates, Global Ingredients revenue in the third quarter of 2020 increased 8.3% compared to the prior year period, which reflected higher volumes in certain organic ingredient product categories and for premium juice products.

The Plant-Based Foods and Beverages segment generated revenues of $99.0 million during the third quarter of 2020, an increase of 7.9% compared to $91.8 million in the third quarter of 2019. Excluding sunflower commodity price variances, Plant-Based segment revenues in the third quarter increased 6.6% compared to the prior year period, reflecting higher volumes of aseptic beverages, broth offerings, and ingredient extraction, partially offset by reduced sales volumes of plant-based beverage products to foodservice customers as a result of COVID-19 and lower sales of sunflower seeds.

The Fruit-Based Foods and Beverages segment generated revenues of $92.6 million during the third quarter of 2020, an increase of 2.0% compared to $90.8 million in the third quarter of 2019. Excluding the impact of commodity price fluctuations, Fruit-Based segment revenues in the third quarter increased 0.7% compared to the prior year period, primarily reflecting increased retail volumes of fruit snacks and frozen fruit, partially offset by lower foodservice demand for frozen fruit and fruit preparations as a result of COVID-19.

Gross profit was $41.9 million for the quarter ended September 26, 2020, an increase of $15.6 million compared to $26.3 million for the quarter ended September 28, 2019. As a percentage of revenues, gross profit for the quarter ended September 26, 2020 was 13.3% compared to 8.9% for the quarter ended September 28, 2019, an increase of 440 basis points. The Fruit-Based Foods and Beverages segment increased gross profit by $9.1 million (+990 basis points) in the quarter, reflecting increased sales, pricing, a favorable sales mix of higher-margin retail versus foodservice sales and higher yields and throughput resulting from the automation and productivity initiatives implemented in our frozen fruit manufacturing facilities. This was partially offset by lower sales volumes and plant utilization for fruit ingredients. The Plant-Based Foods and Beverages segment accounted for $3.4 million of the increase in gross profit (+210 basis points), primarily due to higher sales and production volumes of plant-based beverages, broths and plant-based ingredients, and improved plant utilization and productivity-driven cost savings, partially offset by lower sales volumes and plant utilization within the sunflower and roasting operations. The Global Ingredients segment accounted for $3.1 million of the increased gross profit (+160 basis points) in the quarter primarily due to increased sales, pricing spreads and higher-margin product mix for certain organic ingredients, manufacturing efficiencies and throughput increases for cocoa and sunflower ingredients, and higher pricing and lower production costs for premium juice products, partially offset by lower margin sales to reduce inventory positions in certain organic ingredients, an unfavorable cocoa commodity hedging result, and manufacturing inefficiencies related to organic avocado oil production.

Segment operating income¹ was $9.4 million, or 3.0% of revenues in the third quarter of 2020, compared to operating loss of $3.5 million, or 1.2% of revenues in the third quarter of 2019. The increase in operating income year-over-year was primarily attributable to the $15.6 million increase in gross profit, partially offset by a year-over-year $1.6 million increase in SG&A primarily related to higher employee-related variable compensation and benefit costs, and increased reserves for credit losses due to weaker economic conditions, partially offset by the benefit from headcount reductions and other cost savings measures taken in 2019, together with lower travel and marketing costs.

Adjusted EBITDA¹ was $22.8 million or 7.2% of revenues in the third quarter of 2020, compared to $9.9 million or 3.4% of revenues in the third quarter of 2019.

The Company reported a loss attributable to common shareholders for the third quarter of 2020 of $2.8 million, or $0.03 per diluted common share, compared to a loss of $13.8 million, or $0.16 per diluted common share for the third quarter of 2019.

Adjusted loss¹ in the third quarter of 2020 was $1.3 million or $0.01 per common share, compared to an adjusted loss of $9.9 million or $0.11 per common share in the third quarter of 2019. Please refer to the discussion and table below under "Non-GAAP Measures - Adjusted Earnings/Loss".

Balance Sheet and Cash Flow

At September 26, 2020, SunOpta's balance sheet reflected total assets of $921.4 million and total debt of $443.8 million. During the third quarter of 2020, cash generated by operating activities was $20.2 million, compared to $4.3 million during the third quarter of 2019. The $15.9 million improvement in operating cash flow primarily reflects the improved year-over-year operating results. Cash used in investing activities in the third quarter of 2020 was $11.8 million, compared with $7.6 million in the third quarter of 2019, an increase in cash used of $4.2 million, mainly related to the expansion of plant-based manufacturing capacity.

Conference Call

SunOpta plans to host a conference call at 9:00 A.M. Eastern time on Thursday, October 29, 2020, to discuss the third quarter financial results. After opening remarks, there will be a question and answer period. Investors interested in listening to a live webcast of the conference call can access a link on SunOpta's website at www.sunopta.com under the "Investors" section or directly here. Investors interested in listening to the live call over the telephone must pre-register for the conference call via a link on SunOpta's website at www.sunopta.com under the "Investors Relations" section or directly at http://www.directeventreg.com/registration/event/4696702. Upon registration, investors will be provided with the dial-in information, passcode and individual ID. Investors will also receive a confirmation email. Investors are encouraged to register at least 15 minutes prior to the scheduled call time and can register earlier at any time to receive the conference details. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at the company's website.

¹ See discussion of non-GAAP measures

About SunOpta Inc.

SunOpta Inc. is a leading global company focused on plant-based foods and beverages, fruit-based foods and beverages, and organic ingredient sourcing and production. SunOpta specializes in the sourcing, processing and packaging of organic, natural and non-GMO food products, integrated from seed through packaged products, with a focus on strategic vertically integrated business models.

Forward-Looking Statements

Certain statements included in this press release may be considered "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation, which are based on information available to us on the date of this release. These forward-looking statements include, but are not limited to, our belief that the Company is no longer a turnaround story and that our investment in plant-based foods and beverages and our strong pipeline of new business opportunities, strong consumer demand  and focus on execution will continue to be a significant driver of revenue and margin growth and shareholder value. Generally, forward-looking statements do not relate strictly to historical or current facts and are typically accompanied by words such as "believe" "continue", "expect", "anticipate", "estimates", "can", "will", "target", "should", "would", "plans", "becoming", "intend", "confident", "may", "project", "potential", "intention", "might", "predict", "budget", "forecast" or other similar terms and phrases intended to identify these forward-looking statements. Forward-looking statements are based on information available to the Company on the date of this release and are based on estimates and assumptions made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments including, but not limited to, the Company's actual financial results; uninterrupted operations and service levels to our customers during COVID-19; current customer demand for the Company's products and the additional anticipated demand due to COVID-19; general economic conditions; continued consumer interest in health and wellness; the Company's ability to maintain product pricing levels; planned facility and operational expansions, closures and divestitures; cost rationalization and product development initiatives; alternative potential uses for the Company's capital resources; portfolio optimization and productivity efforts; the sustainability of the Company's sales pipeline; the Company's expectations regarding commodity pricing, margins and hedging results; improved availability and field prices for fruit; procurement and logistics savings; freight lane cost reductions; yield and throughput enhancements; and labor cost reductions. Whether actual timing and results will agree with expectations and predictions of the Company is subject to many risks and uncertainties including, but not limited to, potential loss of suppliers and customers as well as supply chain, logistics and other disruptions resulting from or related to COVID-19; unexpected issues or delays with the Company's structural improvements and automation investments; failure or inability to implement portfolio changes, process improvements, go-to-market improvements and process sustainability strategies in a timely manner; changes in the level of capital investment; local and global political and economic conditions; consumer spending patterns and changes in market trends; decreases in customer demand; delayed or unsuccessful product development efforts; potential product recalls; working capital management; availability and pricing of raw materials and supplies; potential covenant breaches under the Company's credit facilities; and other risks described from time to time under "Risk Factors" in the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q (available at www.sec.gov). Consequently, all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized. The Company undertakes no obligation to publicly correct or update the forward-looking statements in this document, in other documents, or on its website to reflect future events or circumstances, except as may be required under applicable securities laws.

Scott Van Winkle

ICR

617-956-6736

scott.vanwinkle@icrinc.com

Source: SunOpta Inc.

SunOpta Inc.

Consolidated Statements of Operations

For the quarters and three quarters ended September 26, 2020 and September 28, 2019

(Unaudited)

(All dollar amounts expressed in thousands of U.S. dollars, except per share amounts)

	Quarter ended		Three quarters ended
	September 26, 2020	September 28, 2019	September 26, 2020	September 28, 2019
	$	$	$	$

Revenues	314,981	295,941	961,874	894,220

Cost of goods sold	273,102	269,616	836,583	812,362

Gross profit	41,879	26,325	125,291	81,858

Selling, general and administrative expenses	29,278	27,674	84,783	81,184
Intangible asset amortization	2,543	2,768	7,869	8,202
Other expense (income), net	1,030	3,323	(601)	(39,744)
Foreign exchange loss (gain)	679	(590)	2,969	(1,784)

Earnings (loss) before the following	8,349	(6,850)	30,271	34,000

Interest expense, net	8,017	8,864	24,233	25,857

Earnings (loss) before income taxes	332	(15,714)	6,038	8,143

Provision for (recovery of) income taxes	41	(3,935)	1,623	3,239

Net earnings (loss)	291	(11,779)	4,415	4,904

Earnings (loss) attributable to non-controlling interests	202	(30)	(42)	59

Earnings (loss) attributable to SunOpta Inc.	89	(11,749)	4,457	4,845

Dividends and accretion on preferred stock	(2,844)	(2,009)	(7,473)	(6,005)

Loss attributable to common shareholders	(2,755)	(13,758)	(3,016)	(1,160)

Loss per share
Basic	(0.03)	(0.16)	(0.03)	(0.01)
Diluted	(0.03)	(0.16)	(0.03)	(0.01)

Weighted-average common shares outstanding (000s)
Basic	89,635	87,928	88,962	87,695
Diluted	89,635	87,928	88,962	87,695

SunOpta Inc.

Consolidated Balance Sheets

As at September 26, 2020 and December 28, 2019

(Unaudited)

(All dollar amounts expressed in thousands of U.S. dollars)

	September 26, 2020	December 28, 2019
	$	$

ASSETS
Current assets
Cash and cash equivalents	938	1,498
Accounts receivable	138,968	121,445
Inventories	310,344	323,546
Prepaid expenses and other current assets	30,112	35,985
Income taxes recoverable	8,409	7,480
Total current assets	488,771	489,954

Property, plant and equipment	194,141	184,550
Operating lease right-of-use assets	61,071	68,433
Goodwill	28,799	28,422
Intangible assets	142,136	150,009
Deferred income taxes	3,650	-
Other assets	2,794	1,991

Total assets	921,362	923,359

LIABILITIES
Current liabilities
Bank indebtedness	199,908	245,536
Accounts payable and accrued liabilities	144,477	133,529
Customer and other deposits	98	37
Income taxes payable	753	1,272
Other current liabilities	733	802
Current portion of long-term debt	3,292	2,987
Current portion of operating lease liabilities	15,593	17,215
Current portion of long-term liabilities	600	4,286
Total current liabilities	365,454	405,664

Long-term debt	240,582	242,204
Operating lease liabilities	45,984	52,020
Long-term liabilities	1,929	2,011
Deferred income taxes	18,188	9,027
Total liabilities	672,137	710,926

Series A Preferred Stock	86,956	82,524
Series B Preferred Stock	27,467	-

EQUITY
SunOpta Inc. shareholders' equity
Common shares	325,471	318,456
Additional paid-in capital	35,726	35,767
Accumulated deficit	(217,947)	(214,931)
Accumulated other comprehensive loss	(10,270)	(11,271)
	132,980	128,021
Non-controlling interests	1,822	1,888
Total equity	134,802	129,909

Total equity and liabilities	921,362	923,359

SunOpta Inc.

Consolidated Statements of Cash Flows

For the quarters and three quarters ended September 26, 2020 and September 28, 2019

(Unaudited)

(Expressed in thousands of U.S. dollars)

	Quarter ended		Three quarters ended
	September 26, 2020	September 28, 2019	September 26, 2020	September 28, 2019
	$	$	$	$

CASH PROVIDED BY (USED IN)

Operating activities
Net earnings (loss)	291	(11,779)	4,415	4,904
Items not affecting cash:
Depreciation and amortization	8,669	8,517	26,342	25,005
Amortization of debt issuance costs	1,019	683	3,023	2,022
Deferred income taxes	2,293	(2,732)	5,511	2,239
Stock-based compensation	3,536	2,558	7,915	5,393
Unrealized loss on derivative contracts	629	865	779	577
Gain on settlement of contingent consideration obligation	-	-	(2,286)	-
Loss (gain) on sale of business	-	1,109	-	(44,269)
Other	219	26	118	(108)
Changes in non-cash working capital, net of businesses acquired or sold	3,505	5,042	11,758	(22,146)
Net cash flows from operating activities	20,161	4,289	57,575	(26,383)

Investing activities
Purchases of property, plant and equipment	(11,842)	(7,592)	(27,901)	(24,907)
Net proceeds from sale of business	-	(3)	-	64,672
Acquisition of business, net of cash acquired	-	-	-	(3,341)
Other	67	-	108	-
Net cash flows from investing activities	(11,775)	(7,595)	(27,793)	36,424

Financing activities
Increase (decrease) under line of credit facilities	(7,549)	4,603	(48,560)	(6,691)
Borrowings under long-term debt	-	565	155	2,441
Repayment of long-term debt	(809)	(556)	(2,150)	(1,913)
Payment of debt issuance costs	(3)	-	(2,491)	(395)
Proceeds on issuance of preferred stock, net of issuance costs	-	-	26,804	-
Payment of cash dividends on preferred stock	-	(1,700)	(1,700)	(5,100)
Proceeds from the exercise of stock options and employee share purchases	864	166	1,435	813
Payment of withholding taxes on stock-based awards	(1,225)	(2)	(2,376)	(384)
Payment of contingent consideration	(300)	-	(1,400)	-
Dividend paid by subsidiary to non-controlling interest	(66)	(31)	(66)	(31)
Other	-	(5)	(4)	211
Net cash flows from financing activities	(9,088)	3,040	(30,353)	(11,049)

Foreign exchange gain (loss) on cash held in a foreign currency	15	(55)	11	(63)

Decrease in cash and cash equivalents in the period	(687)	(321)	(560)	(1,071)

Cash and cash equivalents - beginning of the period	1,625	2,530	1,498	3,280

Cash and cash equivalents - end of the period	938	2,209	938	2,209

SunOpta Inc.

Segmented Information

For the quarters and three quarters ended September 26, 2020 and September 28, 2019

Unaudited

(Expressed in thousands of U.S. dollars)

	Quarter ended		Three quarters ended
	September 26, 2020	September 28, 2019	September 26, 2020	September 28, 2019
	$	$	$	$
Segment revenues from external customers:
Global Ingredients	123,322	113,356	378,217	369,090
Plant-Based Foods and Beverages	99,038	91,811	296,985	255,027
Fruit-Based Foods and Beverages	92,621	90,774	286,672	270,103
Total segment revenues from external customers	314,981	295,941	961,874	894,220

Segment gross profit:
Global Ingredients	15,041	11,975	48,021	38,744
Plant-Based Foods and Beverages	19,715	16,321	57,517	38,931
Fruit-Based Foods and Beverages	7,123	(1,971)	19,753	4,183
Total segment gross profit	41,879	26,325	125,291	81,858

Segment operating income (loss):
Global Ingredients	5,851	3,400	22,003	13,610
Plant-Based Foods and Beverages	13,119	8,707	37,456	15,731
Fruit-Based Foods and Beverages	(1,788)	(10,639)	(8,506)	(22,204)
Corporate Services	(7,803)	(4,995)	(21,283)	(12,881)
Total segment operating income (loss)	9,379	(3,527)	29,670	(5,744)

Segment gross profit percentage:
Global Ingredients	12.2%	10.6%	12.7%	10.5%
Plant-Based Foods and Beverages	19.9%	17.8%	19.4%	15.3%
Fruit-Based Foods and Beverages	7.7%	-2.2%	6.9%	1.5%
Total segment gross profit percentage	13.3%	8.9%	13.0%	9.2%

Segment operating income (loss) percentage:
Global Ingredients	4.7%	3.0%	5.8%	3.7%
Plant-Based Foods and Beverages	13.2%	9.5%	12.6%	6.2%
Fruit-Based Foods and Beverages	-1.9%	-11.7%	-3.0%	-8.2%
Total segment operating income (loss) percentage	3.0%	-1.2%	3.1%	-0.6%

Non-GAAP Measures

In addition to reporting financial results in accordance with U.S. GAAP, the Company provides additional information about its operating results regarding segment operating income, adjusted earnings and adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), which are not measures in accordance with U.S. GAAP. The Company believes that segment operating income, adjusted earnings and adjusted EBITDA assist investors in comparing performance across reporting periods on a consistent basis by excluding items that are not indicative of its operating performance. The non-GAAP measures of segment operating income, adjusted earnings and adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with U.S. GAAP.

In order to evaluate its results of operations, the Company uses certain other non-GAAP measures that it believes enhance an investor's ability to derive meaningful period-over-period comparisons and trends from the results of operations. In particular, the Company evaluates its revenues on a basis that excludes the effects of fluctuations in commodity pricing and foreign exchange rates, and the impacts of acquired or disposed operations.  In addition, the Company excludes specific items from its reported results that due to their nature or size, it does not expect to occur as part of its normal business on a regular basis. These items are identified in the tables below. These non-GAAP measures are presented solely to allow investors to more fully assess the Company's results of operations and should not be considered in isolation of, or as substitutes for an analysis of the Company's results as reported under U.S. GAAP.

Adjusted Loss

When assessing its financial performance, the Company uses an internal measure that excludes charges and gains that it believes are not reflective of normal operations. This information is provided to allow investors to make meaningful comparisons of the Company's operating performance between periods and to view the Company's business from the same perspective as the Company's management. Adjusted loss and adjusted loss per diluted share should not be considered in isolation or as a substitute for performance measures calculated in accordance with U.S. GAAP.

The following is a tabular presentation of adjusted loss and adjusted loss per diluted share, including a reconciliation from net earnings/loss, which the Company believes to be the most directly comparable U.S. GAAP financial measure. In addition, in recognition of the sale of the soy and corn business in the first quarter of 2019, the Company has prepared these tables in a columnar format to present the effect of the disposal of these operations on the Company's consolidated results for the comparative periods.  The Company believes this presentation assists investors in assessing the results of the operations the Company has disposed and the effect of those operations on its financial performance.

	Excluding
	disposed operations		Disposed operations		Consolidated
		Per Diluted Share		Per Diluted Share		Per Diluted Share
For the quarter ended	$	$	$	$	$	$

September 26, 2020
Net earnings	291		-		291
Earnings attributable to non-controlling interests	(202)		-		(202)
Dividends and accretion on preferred stock	(2,844)		-		(2,844)
Loss attributable to common shareholders	(2,755)	(0.03)	-	-	(2,755)	(0.03)

Adjusted for:
Costs related to the Value Creation Plan(a)	989		-		989
Legal settlements(b)	721		-		721
Plant expansion costs(c)	245		-		245
Other(d)	255		-		255
Net income tax effect(e)	(721)		-		(721)
Adjusted loss	(1,266)	(0.01)	-	-	(1,266)	(0.01)

September 28, 2019
Net loss	(10,974)		(805)		(11,779)
Loss attributable to non-controlling interests	30		-		30
Dividends and accretion on preferred stock	(2,009)		-		(2,009)
Loss attributable to common shareholders	(12,953)	(0.15)	(805)	(0.01)	(13,758)	(0.16)

Adjusted for:
Costs related to Value Creation Plan(f)	4,837		-		4,837
Post-closing adjustments and other costs related to sale of soy and corn business(g)	-		1,109		1,109
Contract manufacturer transition costs(h)	159		-		159
Other(i)	(1,166)		-		(1,166)
Net income tax effect(e)	(764)		(304)		(1,068)
Adjusted loss	(9,887)	(0.11)	-	-	(9,887)	(0.11)

(a) Reflects professional fees of $0.8 million and employee retention costs of $0.1 million recorded in SG&A expenses, and employee termination costs of $0.1 million recorded in other expense.

(b) Reflects a loss of $2.4 million on the settlement of a customer claim related to the recall of certain sunflower products in 2016, net of a $1.7 million gain on the settlement of an unrelated legal matter, which were recorded in other expense/income.

(c) Reflects costs related to the expansion of our plant-based extraction capabilities at our Alexandria, Minnesota, facility, which were recorded in cost of goods sold.

(d) Other includes a loss on the disposal of assets, which was recorded in other expense.

(e) Reflects the tax effect of the preceding adjustments to earnings and reflects an overall estimated annual effective tax rate of approximately 30% for the quarter ended September 26, 2020 (September 28, 2019 - 27%) on adjusted loss before tax.

(f) Reflects employee retention and relocation costs of $0.9 million, and professional fees of $0.7 million recorded in SG&A expenses; and employee termination costs of $3.4 million (offset by a reversal of $0.8 million of previously recognized stock-based compensation related to forfeited awards previously granted to terminated employees), and CFO recruitment costs of $0.6 million recorded in other expense.

(g) Reflects post-closing adjustments and transaction costs incurred in connection with the sale of the soy and corn business, which reduced the gain on sale recorded in other income.

(h) Reflects the write-down of assets related to the transition of premium juice production activities to new contract manufacturers, which was recorded in other expense.

(i) Other includes a legal settlement gain of $1.3 million, offset by losses on disposal of assets, which were recorded in other income/expense.

	Excluding
	disposed operations		Disposed operations		Consolidated
		Per Diluted Share		Per Diluted Share		Per Diluted Share
For the three quarters ended	$	$	$	$	$	$

September 26, 2020
Net earnings	4,415		-		4,415
Loss attributable to non-controlling interests	42		-		42
Dividends and accretion on preferred stock	(7,473)		-		(7,473)
Loss attributable to common shareholders	(3,016)	(0.03)	-	-	(3,016)	(0.03)

Adjusted for:
Costs related to the Value Creation Plan(a)	3,463		-		3,463
Legal settlements(b)	721		-		721
Plant expansion costs(c)	337		-		337
Contingent consideration settlement(d)	(2,286)		-		(2,286)
Other(e)	(65)		-		(65)
Net income tax effect(f)	(839)		-		(839)
Adjusted loss	(1,685)	(0.02)	-	-	(1,685)	(0.02)

September 28, 2019
Net earnings (loss)	(26,941)		31,845		4,904
Earnings attributable to non-controlling interests	(59)		-		(59)
Dividends and accretion on preferred stock	(6,005)		-		(6,005)
Earnings (loss) attributable to common shareholders	(33,005)	(0.38)	31,845	0.36	(1,160)	(0.01)

Adjusted for:
Gain on sale of soy and corn business(g)	-		(44,269)		(44,269)
Costs related to Value Creation Plan(h)	8,370		-		8,370
Contract manufacturer transition costs(i)	448		-		448
Plant expansion costs(j)	311		-		311
Product withdrawal and recall costs(k)	260		-		260
Other(l)	(1,491)		-		(1,491)
Net income tax effect(f)	(1,379)		12,130		10,751
Adjusted loss	(26,486)	(0.30)	(294)	(0.00)	(26,780)	(0.31)

(a) Reflects professional fees of $1.6 million and employee retention costs of $0.9 million recorded in SG&A expenses; and employee termination costs of $1.6 million (offset by a $0.9 million reversal of previously recognized stock-based compensation related to forfeited awards previously granted to terminated employees), and facility closure costs of $0.4 million recorded in other expense.

(b) Reflects a loss of $2.4 million on the settlement of a customer claim related to the recall of certain sunflower products in 2016, net of a $1.7 million gain on the settlement of an unrelated legal matter, which were recorded in other expense/income.

(c) Reflects costs related to the expansion of our plant-based extraction capabilities at our Alexandria, Minnesota, facility, which were recorded in cost of goods sold.

(d) Reflects a gain on the settlement of the remaining earn-out obligation related to our acquisition of Citrusource in 2015, which was recorded in other income.

(e) Other includes the reversal of previously accrued costs related to the withdrawal of certain consumer-packaged products, partially offset by a loss on the disposal of assets, which were recorded in other income/expense.

(f) Reflects the tax effect of the preceding adjustments to earnings and reflects an overall estimated annual effective tax rate of approximately 30% for the three quarters ended September 26, 2020 (September 28, 2019 - 27%) on adjusted loss before tax.

(g) Reflects the gain on sale of the soy and corn business, net of transaction costs and post-closing adjustments, which was recorded in other income.

(h) Reflects employee retention and relocation costs of $1.8 million, and professional fees of $1.0 million recorded in SG&A expenses; and employee termination costs of $6.9 million (offset by the reversal of $2.9 million of previously recognized stock-based compensation related to forfeited awards previously granted to terminated employees), CEO and CFO recruitment costs of $1.2 million, and facility closure costs of $0.3 million, all recorded in other expense.

(i) Reflects costs to transition premium juice production activities to new contract manufacturers, which were recorded in cost of goods sold and other expense.

(j) Reflects costs related to the expansion of our Allentown, Pennsylvania, plant-based beverage facility, which were recorded in cost of goods sold.

(k) Reflects product withdrawal and recall costs that were not eligible for reimbursement under insurance policies or exceeded the limits of those policies, including costs related to the 2016 sunflower product recall, which were recorded in other expense.

(l) Other includes settlement gains resulting from a legal matter and a project cancellation, offset by losses on disposal of assets, and insurance deductibles, which were recorded in other income/expense.

Segment Operating Income/Loss and Adjusted EBITDA

The Company defines segment operating income/loss as net earnings/loss before income taxes, interest expense and other income/expense items, and adjusted EBITDA as segment operating income/loss plus depreciation, amortization, non-cash stock-based compensation, and other unusual items that affect the comparability of operating performance as identified above in the determination of adjusted loss. The following is a tabular presentation of segment operating income/loss and adjusted EBITDA, including a reconciliation to net earnings/loss, which the Company believes to be the most directly comparable U.S. GAAP financial measure. In addition, as with adjusted loss presented above, the Company has prepared these tables in a columnar format to present the effect of the disposals of the soy and corn business on the Company's consolidated results for the comparative periods. The Company believes this presentation assists investors in assessing the results of the operations the Company has disposed and the effect of those operations on its financial performance.

	Excluding
	disposed operations	Disposed operations	Consolidated
For the quarter ended	$	$	$

September 26, 2020
Net earnings	291	-	291
Provision for income taxes	41	-	41
Interest expense, net	8,017	-	8,017
Other expense, net	1,030	-	1,030
Total segment operating income	9,379	-	9,379
Depreciation and amortization	8,669	-	8,669
Stock-based compensation	3,536	-	3,536
Costs related to Value Creation Plan(a)	935	-	935
Plant expansion costs(b)	245	-	245
Adjusted EBITDA	22,764	-	22,764

September 28, 2019
Net loss	(10,974)	(805)	(11,779)
Recovery of income taxes	(3,631)	(304)	(3,935)
Interest expense, net	8,864	-	8,864
Other expense, net	2,214	1,109	3,323
Total segment operating loss	(3,527)	-	(3,527)
Depreciation and amortization	8,517	-	8,517
Stock-based compensation	3,327	-	3,327
Costs related to Value Creation Plan(a)	1,615	-	1,615
Adjusted EBITDA	9,932	-	9,932

(a) For the third quarters of 2020 and 2019, reflects professional fees and employee retention costs of $0.9 million and $1.6 million, respectively, recorded in SG&A expenses.

(b) For the third quarter of 2020, reflects costs related to the expansion of our plant-based extraction capabilities at our Alexandria, Minnesota, facility, which were recorded in cost of goods sold.

	Excluding
	disposed operations	Disposed operations	Consolidated
For the three quarters ended	$	$	$

September 26, 2020
Net earnings	4,415	-	4,415
Provision for income taxes	1,623	-	1,623
Interest expense, net	24,233	-	24,233
Other income, net	(601)	-	(601)
Total segment operating income	29,670	-	29,670
Depreciation and amortization	26,342	-	26,342
Stock-based compensation(a)	8,810	-	8,810
Costs related to Value Creation Plan(b)	2,434	-	2,434
Plant expansion costs(c)	337	-	337
Adjusted EBITDA	67,593	-	67,593

September 28, 2019
Net earnings (loss)	(26,941)	31,845	4,904
Provision for (recovery of) income taxes	(8,779)	12,018	3,239
Interest expense, net	25,857	-	25,857
Other expense (income), net	4,525	(44,269)	(39,744)
Total segment operating loss	(5,338)	(406)	(5,744)
Depreciation and amortization	24,876	129	25,005
Stock-based compensation(a)	8,265	-	8,265
Costs related to Value Creation Plan(b)	2,772	-	2,772
Plant expansion costs(c)	311	-	311
Contract manufacturer transition costs(d)	289	-	289
Adjusted EBITDA	31,175	(277)	30,898

(a) For the first three quarters of 2020 and 2019, stock-based compensation of $8.8 million and $8.3 million, respectively, was recorded in SG&A expenses, and the reversal of $0.9 million and $2.9 million, respectively, of previously recognized stock-based compensation related to forfeited awards previously granted to terminated employees was recognized in other income.

(b) For the first three quarters of 2020 and 2019, reflects professional fees, and employee retention and relocation costs of $2.4 million and $2.8 million, respectively, recorded in SG&A expenses.

(c) For the first three quarters of 2020, reflects costs related to the expansion of our plant-based extraction capabilities at our Alexandria, Minnesota, facility, and, for the first three quarters of 2019, reflects costs related to the expansion of our Allentown, Pennsylvania, plant-based beverage facility, which were recorded in cost of goods sold.

(d) Reflects costs to transition premium juice production activities to new contract manufacturers, which were recorded in cost of goods sold.